Exhibit 99.1

April 04, 2006 09:00 AM US Pacific Timezone

EPL Intermediate, Inc. Announces Final Results for the Fourth Quarter and Fiscal Year Ended December 28, 2005

IRVINE, Calif.—(BUSINESS WIRE)—April 4, 2006—EPL Intermediate, Inc. (“EPLI”, “El Pollo Loco” or the “Company”), parent company of El Pollo Loco, Inc., today reported final results for its fourth quarter and fiscal year ended December 28, 2005.

El Pollo Loco reported operating revenues for the fiscal year ended December 28, 2005 of $237.2 million, which is an increase of $18.2 million, or 8.3%, over operating revenues for the fiscal year ended December 29, 2004 of $219.0 million. Operating revenues include both sales at Company-owned stores and franchise revenues.

Same store sales for the system increased 8.2% in fiscal 2005, with company-owned restaurant same store sales increasing 7.0% and franchise restaurant same store sales increasing 9.3%. In fiscal 2005, average annual unit volumes for company-owned stores open the entire year were approximately $1.6 million compared to $1.5 million in fiscal 2004.

Operating income for fiscal 2005 was $22.3 million, which increased $2.9 million, or 14.9% over fiscal 2004 operating income of $19.4 million. Operating income in fiscal 2005 increased from fiscal 2004 primarily as a result of increased sales in 2005 as compared to 2004.

Operating income in 2005 was negatively impacted by $3.1 million in selling expenses related to the November 18, 2005 acquisition (the “Acquisition”) by affiliates of Trimaran Capital Partners, L.L.C. of El Pollo Loco from affiliates of American Securities Capital Partners, L.P. Excluding these selling expenses, operating income would have increased $6.0 million or 30.9% in fiscal 2005 over fiscal 2004.

Interest expense for fiscal 2005 was $42.1 million, which increased $24.1 million from $18.0 million in fiscal 2004. This increase was primarily due to $15.7 million in tender premiums paid related to the retirement of debt and the write-off of deferred finance costs of $6.0 million, both occurring as a result of the Acquisition.

Primarily as a result of the increased interest expense, EPLI incurred a net loss for fiscal year 2005 of $11.8 million compared to net income for fiscal 2004 of $1.3 million.

EBITDA for fiscal 2005 was $36.2 million, an increase of $3.0 million or 9.0% over fiscal 2004 EBITDA. Excluding selling expenses of $3.1 related to the Acquisition, EBITDA for fiscal 2005 was $39.3 million. EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA, and its uses and limitations are discussed further under “Non-GAAP Financial Measures,” below.

Commenting on the fiscal 2005 results, Stephen Carley, president and CEO of El Pollo Loco, Inc. said, “We were very pleased to deliver positive system wide same store sales growth for the sixth year in a row. The introduction of our value menu helped drive transaction growth in 2005 without sacrificing margins. Additionally, new product introductions like our Chicken Tortilla Soup were very well received. 4.2% of our comparable sales growth from company stores was due to increased transactions as a result of our successful marketing, product introduction and operating efforts.”

Mr. Carley continued, “Our franchise growth is continuing with our franchise store in Chicago achieving expected sales levels. The first restaurant on the East Coast is scheduled to open later this year in Connecticut. Execution of new franchise development agreements was slowed by the impact of the sale of the Company, which triggered delays caused by the requisite review and approval by various state regulators of updates in our franchise offering documents. However, we do have a number of candidates in various stages of our franchise approval process.”

Operating revenues for the fourth quarter of fiscal 2005 totaled $59.8 million, which is an increase of $6.8 million, or 12.8%, over operating revenues of $53.0 million for the fourth quarter of 2004. Same store sales for the system increased 12.1% in the fourth quarter of fiscal 2005, with company-owned restaurant same store sales increasing 10.8% and franchise restaurant same store sales increasing 13.3%.

Operating income for the fourth quarter of fiscal 2005 was $2.1 million, a decrease of $2.6 million or 55.3% from operating income of $4.7 million in the fourth quarter of fiscal 2005. This decrease was primarily due to $3.1 million in selling expenses related to the Acquisition.

Net loss for the fourth quarter of fiscal 2005 totaled $15.4 million compared to a net loss of $0.1 million in the fourth quarter of fiscal 2004. This decrease of $15.3 million is primarily due to the payment of tender premiums and write-off deferred cost and selling expenses, all related to the Acquisition as described above.

EBITDA for the fourth quarter of fiscal 2005 totaled $5.3 million, which is a decrease of $3.2 million over EBITDA of $8.5 million for the fourth quarter of 2004 due to the selling expenses already described.

El Pollo Loco’s store count changes for fiscal 2005 are as follows:

	Company	Franchised Stores	Total
December 29, 2004	137	185	322
Opened	6	7	13
Closed	(1)	(1)	(2)

December 28, 2005	142	191	333

For fiscal 2006, the Company estimates that it will open between seven to ten new company stores and between 12 and 16 new franchise stores. Four new Company owned restaurants and three franchised restaurants opened in the first quarter of fiscal 2006, bringing the total restaurant count to 340.

The Company estimates that system wide comparable sales increased slightly more than 10% for the first quarter of fiscal 2006. Part of the positive sales increase can be attributed to record California rainfall in the previous year’s comparable quarter. The company expects comparable sales increases to moderate during the final three quarters of fiscal 2006 as it hurdles increasing higher comparable sales increases in the prior year.

Non-GAAP Financial Measures

Included above are franchise and system-wide comparable sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

EBITDA and the related ratios presented in this news release are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating EBITDA. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. The reconciliation from net income to EBITDA follows:

dollars in thousands

	Fiscal Years Ended			Quarter Ended 12/29/04	Quarter Ended 12/28/05
	2003	2004	2005
Net Income (loss)	$7,370	$1,315	$(11,781)	$(84)	$(15,442)
Adjustments:
Income tax expense (benefit)	4,932	28	(8,044)	1,041	(10,342)
Interest expense, net	8,100	18,025	42,111	3,725	27,873
Depreciation and amortization	13,039	13,894	13,946	3,795	3,214

EBITDA	$33,441	$33,262	$36,232	$8,477	$5,303

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, food-borne-illness incidents; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; our ability to expand into new markets; our reliance in part on our franchises; and our ability to support our expanding franchise system; supply or sales issue resulting from an avian flu outbreak, the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

About The Company

El Pollo Loco currently operates 340 restaurants, located principally in California, with additional restaurants in Arizona, Nevada, Texas and Illinois. Headquartered in Irvine, California, The Company is a privately held company owned principally by affiliates of New York-based equity investment firm Trimaran Capital Partners, L.P. and company management. The chain offers a wide variety of contemporary Mexican-influenced entrees (the Pollo Bowls(R), Pollo Salads, specialty chicken burritos and more) in addition to individual and family meal quantities of its famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes. For more information about El Pollo Loco, visit the Company’s website at www.elpolloloco.com

Financial Statements

In the following financial statements the Company refers to itself as the Predecessor for all periods prior to the Acquisition and the Successor for all periods subsequent to the Acquisition. In the narrative above, we have combined the two fiscal 2005 columns in the Consolidated Statements of Operations and Comprehensive Income (Loss) labeled “Predecessor Dec. 30, 2004 to Nov. 17, 2005” and “Successor Nov. 18, 2005 to Dec. 28, 2005” for comparative purposes.

EPL INTERMEDIATE, INC.

(A Wholly Owned Subsidiary of EPL Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	Predecessor	Successor
	DECEMBER 29,	DECEMBER 28,
ASSETS	2004	2005
CURRENT ASSETS:
Cash and cash equivalents	$5,636	$3,552
Notes and accounts receivable—net	2,714	2,998
Inventories	1,136	1,372
Prepaid expenses and other current assets	2,530	3,189
Income taxes receivable	2,124	3,825
Deferred income taxes	4,150	1,520

Total current assets	18,290	16,456

PROPERTY OWNED—Net	59,469	69,121

PROPERTY HELD UNDER CAPITAL LEASES—Net	4,634	2,186

GOODWILL	38,989	274,295
DOMESTIC TRADE MARKS—Net	19,800	120,700
OTHER INTANGIBLE ASSETS—Net	18,017	13,698
OTHER ASSETS	8,039	11,554

TOTAL ASSETS	$167,238	$508,010

EPL INTERMEDIATE, INC.

(A Wholly Owned Subsidiary of EPL Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	Predecessor	Successor
	DECEMBER 29,	DECEMBER 28,
	2004	2005
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$—	$2,775
Current portion of note payable	3,667	1,045
Current portion of obligations under capital leases	1,296	1,264
Current portion of other notes payable	619	—
Accounts payable	8,075	10,215
Accrued salaries	4,517	4,184
Accrued vacation	1,467	1,728
Accrued insurance	3,293	3,539
Accrued interest	488	2,631
Accrued advertising	264	911
Other accrued expenses and current liabilities	2,777	5,774

Total current liabilities	26,463	34,066

NONCURRENT LIABILITIES:
Senior secured notes	110,000	250
Senior unsecured notes	—	123,425
Senior discount notes	42,710	—
PIK notes	—	22,889
Note payable—less current portion	3,667	103,455
Obligations under capital leases—less current portion	6,430	5,211
Other notes payable—less current portion	1,193	—
Deferred income taxes	4,578	34,383
Other intangible liabilities—net	5,012	9,037
Other noncurrent liabilities	6,060	3,603

Total noncurrent liabilities	179,650	302,253

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY (DEFICIENCY)
Common stock, $.01 par value—20,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in-capital	315	172,279
Accumulated deficit	(39,190)	(588)

Total stockholder’s equity (deficiency)	(38,875)	171,691

TOTAL	$167,238	$508,010

EPL INTERMEDIATE, INC.

(A Wholly Owned Subsidiary of EPL Holdings, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands)

	Predecessor			Successor
	Dec. 31, 2003	Dec. 29, 2004	Dec. 30, 2004 to Nov. 17, 2005	Nov. 18 to Dec. 28, 2005
OPERATING REVENUE:
Restaurant revenue	$193,220	$204,820	$197,267	$24,527
Franchise revenue	13,226	14,216	13,661	1,742

Total operating revenue	206,446	219,036	210,928	26,269

OPERATING EXPENSES:
Product cost	58,430	64,595	62,638	7,958
Payroll and benefits	53,608	55,200	50,325	6,746
Depreciation and amortization	13,039	13,894	12,743	1,203
Other operating expenses	60,967	65,979	65,340	7,958

Total operating expenses	186,044	199,668	191,046	23,865

OPERATING INCOME	20,402	19,368	19,882	2,404
INTEREST EXPENSE—Net of interest income of $75,$107,$369, and $60 for the periods ended December 31, 2003, December 29, 2004,
November 17, 2005 and December 28, 2005 respectively	8,100	18,025	38,726	3,385

(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	12,302	1,343	(18,844)	(981)
(BENEFIT) PROVISION FOR INCOME TAXES	4,932	28	(7,651)	(393)

NET (LOSS) INCOME	7,370	1,315	(11,193)	(588)
OTHER COMPREHENSIVE INCOME:
Settlement of interest rate swap agreement, net of income taxes of $289	433	—	—	—

COMPREHENSIVE (LOSS) INCOME	$7,803	$1,315	$(11,193)	$(588)

Contacts

EPL Intermediate, Inc.

Joe Stein, 949-399-2000